EXHIBIT 3.2
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                        SCHNITZER STEEL INDUSTRIES, INC.

               TEXT OF AMENDED SECTION 2.6 OF THE RESTATED BYLAWS


            2.6 Notice. Notice of the date, time and place of any special meeting of the Board of Directors shall be given at least one day prior to the meeting by notice communicated in person, by telephone, facsimile, e-mail, telegraph, teletype, other form of wire or wireless communication, mail or private carrier. If written, notice shall be effective at the earliest of (a) when received, (b) five days after its deposit in the United States mail, as evidenced by the postmark, if mailed postpaid and correctly addressed, or (c) on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested and the receipt is signed by or on behalf of the addressee. Notice by all other means shall be deemed effective when received by or on behalf of the director. Notice of any regular or special meeting need not describe the purposes of the meeting unless required by law or the Articles of Incorporation.